Filed Pursuant to Rule 424(b)(3)
File No. 333-164186

1,390,087 Shares

Prospectus Supplement No. 1
(to Prospectus dated March 16, 2010)

This Prospectus Supplement No. 1 supplements the prospectus dated March 16, 2010 (the “Prospectus”) relating solely to the resale of up to an aggregate of 1,390,087 shares of common stock, par value $0.01 per share, of Viasystems Group, Inc. by the selling stockholders identified in the Prospectus.  We will not receive any of the proceeds from the sale of these shares by the selling stockholders. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

Attached hereto and incorporated by reference herein is our Form 8-K filed with the Securities and Exchange Commission on April 15, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 which we filed with the Securities and Exchange Commission on May 17, 2010.  The exhibits to the Form 10-Q can be found by accessing the Form 10-Q through our website at www.viasystems.com.  The information set forth in the attached Form 8-K and Quarterly Report supplements and amends the information contained in the Prospectus.

This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

Our common stock is listed on the NASDAQ Global Market under the symbol “VIAS.” The reported closing sale price of our common stock on May 25, 2010 was $17.90 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is May 26, 2010.